As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LINEAGE CELL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

California	94-3127919
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

2173 Salk Avenue, Suite 200	92008
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Agreement (Inducement Award to Brian M. Culley)

(Full Title of the Plan)

Chase C. Leavitt

General Counsel & Corporate Secretary

Lineage Cell Therapeutics, Inc.

2173 Salk Avenue, Suite 200

Carlsbad, California 92008

(442) 287-8990

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares, no par value per share	1,854,000	$1.87	$3,466,980	$379

(1) Represents common shares of the Registrant issuable upon the exercise of a stock option granted pursuant to the employment inducement exemption to shareholder approval provided under NYSE American Company Guide (the “Option”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number shown in the table above, an indeterminate number of such additional common shares as may be issued or become issuable pursuant to the anti-dilution provisions of the underlying award.

(2) Estimated in accordance with Rule 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the per share exercise price of the Option.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 1,854,000 common shares of Lineage Cell Therapeutics, Inc. (the “Registrant”) issuable upon the exercise of a stock option granted to Brian M. Culley on September 17, 2018 pursuant to the Stock Option Agreement dated September 17, 2018 (the “Inducement Stock Option Agreement”). The award was approved by the independent members of the Registrant’s Board of Directors in reliance on the employment inducement exemption to shareholder approval provided under the NYSE American Company Guide.

Pursuant to Section 5 of the Inducement Stock Option Agreement, the 1,854,000 common shares reflect the equitable adjustment necessary to maintain the intrinsic value of the award immediately prior to the Registrant’s distribution of approximately 12.7 million shares of common stock of AgeX Therapeutics, Inc. to its shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or other portions of documents filed with the Commission which are furnished, but not filed, pursuant to applicable rules promulgated by the Commission).

a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 11, 2021.

b)	Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2021 and March 5, 2021.

c)	The description of Registrant’s common shares in its registration statement on Form 8-A filed with the Commission on October 26, 2009 and any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on the date hereof or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of Registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the common shares registered hereby is passed on for the Company by Chase C. Leavitt. Mr. Leavitt is the General Counsel and Corporate Secretary of the Registrant and is compensated by the Registrant as an employee. Mr. Leavitt holds 5,000 common shares and options to purchase 1,041,700 common shares. Mr. Leavitt is eligible to receive stock awards from the Registrant under the Registrant’s 2012 Equity Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (“California Code”) provides for the indemnification of directors, officers, employees, and other agents of corporations under certain conditions subject to certain limitations. In addition, Section 204(a)(10) of the California Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Our Restated Articles of Incorporation, as amended to date, contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Date Filed	File Number	Filed Herewith
4.1	Restated Articles of Incorporation, as Amended	10-Q	3.1	5/10/2018	001-12830
4.2	Certificate of Ownership	8-K	3.1	8/12/2019	001-12830
4.3	Amended and Restated Bylaws	8-K	3.2	8/12/2019	001-37897
4.4	Specimen of Common Share Certificate	S-1		12/18/1991	033-44549
5.1	Opinion of Counsel					X
23.1	Consent of Counsel (included in Exhibit 5.1)					X
23.2	Consent of OUM & Co. LLP					X
24.1	Power of Attorney (included in the signature page to this Registration Statement)					X
99.1	Inducement Stock Option Agreement between Registrant and Brian Culley	10-K	10.38	3/14/2019	001-12830

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purpose of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on March 11, 2021.

LINEAGE CELL THERAPEUTICS, INC.

By:	/s/ Brian M. Culley
Name:	Brian M. Culley
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian M. Culley and Chase C. Leavitt, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian M. Culley	Chief Executive Officer and Director (Principal Executive and Financial Officer)	March 11, 2021
Brian M. Culley

/s/ Alexandra Hernandez	Senior Director, Finance (Principal Accounting Officer)	March 11, 2021
Alexandra Hernandez

/s/ Deborah Andrews	Director	March 11, 2021
Deborah Andrews

/s/ Don M. Bailey	Director	March 11, 2021
Don M. Bailey

/s/ Neal C. Bradsher	Director	March 11, 2021
Neal C. Bradsher

/s/ Alfred D. Kingsley	Director	March 11, 2021
Alfred D. Kingsley

/s/ Michael H. Mulroy	Director	March 11, 2021
Michael H. Mulroy

/s/ Angus C. Russell	Director	March 11, 2021
Angus C. Russell